Exhibit 99.1
AVANIR Reports Third Quarter Fiscal 2007 Financial Results
Announces Progress on Zenvia Clinical Programs
ALISO VIEJO, Calif., August 8, 2007 — Avanir Pharmaceuticals (NASDAQ:AVNR) today reported financial results for the three and nine months ended June 30, 2007.
For the third fiscal quarter of 2007, Avanir reported a net loss of $9.2 million, or $0.23 per share, compared with a net loss of $17.6 million, or $0.56 per share, for the comparable quarter in 2006. Revenues for the third quarter of fiscal 2007 were $7.1 million, compared with $2.4 million for the third quarter of fiscal 2006. Revenues in the third quarter of fiscal 2007 included FazaClo® net revenues of $4.9 million. Gross margins for the third quarter of fiscal 2007 were $4.2 million, compared with $568,000 in the same period a year ago. Total operating expenses were $14.6 million in the third quarter of fiscal 2007, compared with $18.5 million in the same period in fiscal 2006.
“We have made considerable progress toward our objective of transforming Avanir into a CNS-focused specialty pharmaceutical company,” said Keith Katkin, Avanir’s President and CEO. “We have gained additional clarity on the regulatory path forward for our core CNS asset Zenvia™, secured non-dilutive operating capital by divesting FazaClo, a non-core asset, and taken significant steps to lower our net cash burn rate. Our resources are now squarely aligned around the clinical development of our late-stage drug candidate Zenvia for the treatment of pseudobulbar affect (PBA), also known as involuntary emotional expression disorder, and diabetic peripheral neuropathic (DPN) pain — both indications are significant unmet medical needs and represent large market opportunities.”
“Through our ongoing dialog with the U.S. Food and Drug Administration (FDA), we have developed a protocol for a confirmatory Phase III clinical study of Zenvia in PBA that we believe addresses the issues raised by the FDA in its October 2006 approvable letter. We look forward to sharing details of this study design later in the year and expect to enroll the first PBA patient by the end of this calendar year,” stated Randall Kaye, MD, Chief Medical Officer of Avanir.
2007 FISCAL THIRD QUARTER — RECENT HIGHLIGHTS AND UPCOMING MILESTONES:
CLINICAL PROGRAMS AND PIPELINE
Zenvia in Pseudobulbar Affect (PBA)/Involuntary Emotional Expression Disorder (IEED)

•	Engaged in discussions with the FDA’s Center for Drug Evaluation and Research, Division of Neurology Products and developed a PBA study protocol intended to address the issues raised by the FDA in its approvable letter of October 2006.

•	Expect to enroll the first PBA patient into the confirmatory Phase III clinical study by the end of the calendar year.

Zenvia in DPN Pain

•	Announced top-line results of a multi-center, 3-month, double-blind Phase III trial, where active treatment with Zenvia 45/30 mg dosed twice daily (DM/Q 45) and 30/30 mg DM/Q dosed twice daily (DM/Q 30) over a three month period, was compared to placebo. Both doses of Zenvia met the primary endpoint of statistically significant improvements versus placebo as recorded in daily patient diary entries using the Pain Rating Scale, as defined in the Special Protocol Assessment (SPA) with the FDA.

•	Presented primary and secondary endpoints of a Phase III study for Zenvia in DPN pain at the International Congress on Neuropathic Pain in Berlin in June. Results indicated that both doses of Zenvia demonstrated significantly superior reduction of pain compared with placebo in patients with DPN pain. Additionally, Zenvia was generally safe and well tolerated, and safety data were consistent with previous clinical studies with no new safety signals noted. Furthermore, treatment with Zenvia provided significantly greater improvements compared with placebo in pain-related outcomes in patients with DPN pain, including pain relief, activity and sleep.

•	Requested a meeting with the FDA’s Center for Drug Evaluation and Research, Division of Analgesics, Anesthetics, and Rheumatology Products to discuss the protocol for a Phase III study with Zenvia for the treatment of DPN pain. The FDA informed the Company that no meeting would be necessary and encouraged Avanir to proceed directly with the development of a Phase III DPN pain study protocol as well as any questions related to the clinical development program for Zenvia.

•	Expect to share details of the DPN pain development plan later in the year.
COMPANY OPERATIONS
•	Completed in August 2007 the previously announced sale of FazaClo® (clozapine, USP) to Azur Pharma Inc. and received an upfront payment of $42 million, plus an additional $1.9 million in working capital adjustments. Under the terms of the agreement, Avanir could receive up to an additional $10 million in payments in 2009 contingent upon certain regulatory conditions, and up to $2 million in royalties, based on 3% of annualized net product revenues in excess of $17 million. Avanir has allocated $11 million in proceeds to pay down a portion of its outstanding debt, which will be reflected on the Company’s balance sheet for the year ending September 30, 2007. The Company believes that the net proceeds from the sale of FazaClo, plus the cash, cash equivalents and unrestricted investments in securities at June 30, 2007 will be sufficient to finance operating expenses through the end of the next fiscal year, including the planned initiation of the confirmatory Phase III clinical trial of Zenvia in patients with PBA/IEED.

•	Completed the previously announced closure of the San Diego research facility with associated reduction in headcount and payroll-related expenses. The Company also announced the signing of a sublease for that facility.

•	Earned in August 2007 a $1.5 million milestone payment from Healthcare Brands International (HBI) for the first European regulatory approval of docosanol for marketing in Poland. The payment is expected to be received in the fiscal fourth quarter.

•	Announced that the Company is considering a reduction in the size of its Board of Directors to further reduce operating expenses and to bring the board size in line with the Company’s smaller size. As part of this reduction, Jonathan Silverstein will resign from the Board of Directors effective August 10, 2007.
BALANCE SHEET HIGHLIGHTS
As of June 30, 2007, we had cash and investments in securities totaling $10.9 million, including cash and cash equivalents of $7.5 million, short and long-term investments in securities of $2.2 million and restricted investments in securities of $1.2 million. After the end of the quarter, the Company raised additional proceeds of approximately $31 million from the sale of FazaClo, net of $11 million in debt pay-down related to the 2006 Alamo acquisition.
The Company is targeting an average annual net cash burn rate of approximately $20 million over the next two fiscal years, inclusive of the projected costs for our planned confirmatory Phase III trial of Zenvia in IEED, but excluding any costs associated with a second Phase III Zenvia trial in DPN pain.
MID-TERM LETTER TO STOCKHOLDERS
Avanir announced that a mid-term Letter to Stockholders is available on the “Investors” section of the Company website at www.avanir.com. An electronic or hard copy of the Letter to Stockholders is also available upon request by contacting Brandi Floberg at Lippert/Heilshorn & Associates at (310) 691-1700.
Conference Call and Webcast
Management will host a conference call with a simultaneous webcast today beginning at 8:00 a.m. Pacific time/11:00 a.m. Eastern time to discuss business developments in the third quarter of fiscal 2007. The call/webcast will feature Keith Katkin, President and Chief Executive Officer; Martin Sturgeon, Vice President and Interim Chief Financial Officer; and Randall Kaye, M.D., Senior Vice President and Chief Medical Officer. Investors are invited to listen to the live webcast by visiting Avanir’s corporate website at www.avanir.com. To listen to the live call, please go to Avanir’s website prior to the start of the call to register, download and install the necessary audio software.
A webcast will be available on Avanir’s website for 30 days, and a telephone replay will be available through August 12, 2007, by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 7373288.
About Avanir
Avanir Pharmaceuticals is focused on developing, acquiring and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s products and product candidates address therapeutic markets that include the central nervous system (CNS), inflammation and infectious diseases. Avanir’s lead product candidate Zenvia is being developed for the treatment of pseudobulbar affect (PBA), also known as involuntary emotional expression disorder, and is the subject of an approvable letter from the FDA for that indication. Additionally, Avanir announced meeting all primary endpoints in a recently completed Phase III clinical trial with Zenvia in patients with diabetic peripheral neuropathic (DPN) pain. Avanir has also licensed a compound to Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease. Avanir’s infectious disease drug candidate, AVP-21D9, is a human monoclonal antibody in pre-clinical development for the treatment of anthrax with funding to date from an NIH/NIAID grant. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.
About Zenvia
Zenvia is a combination of two well-characterized compounds, the therapeutically active ingredient dextromethorphan, and the enzyme inhibitor quinidine, which serves to increase the bioavailability of dextromethorphan. This first-in-class drug candidate is believed to help regulate excitatory neurotransmission in two ways, through pre-synaptic inhibition of glutamate release via sigma-1 receptor agonist activity, and through postsynaptic glutamate response modulation via uncompetitive, low-affinity NMDA antagonist activity. Zenvia is currently in development for the treatment of pseudobulbar affect (PBA), also known as involuntary emotional expression disorder, and diabetic peripheral neuropathic (DPN) pain.
In October 2006, the Company received an approvable letter for the treatment of Zenvia in PBA. To address safety concerns raised in the FDA’s approvable letter for Zenvia in the treatment of PBA, the Company intends to initiate a confirmatory Phase III study with a new lower quinidine dose formulation of Zenvia. In April 2007 Avanir completed the first of two planned Phase III studies in DPN pain where all primary endpoints were successfully met. The Company is considering the future development plan for Zenvia in this indication.
Forward Looking Statements
Statements in this press release that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “intend,” “anticipate,” “believe,” “plan,” “goal,” “expect,” or similar statements, are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from the future results expressed or implied by such statements. There can be no assurance that the proceeds received by the Company from the sale of the Company’s FazaClo operations, together with the Company’s other available funds, will be sufficient to fund the Company’s operations as currently anticipated, or that the Company will be able to commence and complete planned clinical trials within the projected time periods. Risks and uncertainties affecting the Company’s financial condition and operations also include the risks set forth in Avanir’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, and from time-to-time in other publicly available information regarding the Company. Copies of this information are available from Avanir upon request. Avanir disclaims any intent to update these forward-looking statements.
To be included on Avanir’s e-mail alert list; click on the link below or visit Avanir’s website: http://www.b2i.us/irpass.asp?BzID=958&to=ea&s=0

AVANIR PHARMACEUTICALS
CONSOLIDATED STATEMENTS OF OPERATIONS
June 30, 2007
(Unaudited)

	Three Months ended June 30		Nine Months ended June 30
	2007	2006	2007	2006

REVENUES FROM PRODUCT SALES
Net revenues	$4,938,708	$—	$15,038,523	$—
Cost of revenues	1,535,535	260,164	4,190,975	260,164

Product gross margin	3,403,173	(260,164)	10,847,548	(260,164)

REVENUES AND COST OF RESEARCH SERVICES AND OTHER
Revenues from research services	181,692	1,746,581	2,372,384	6,181,164
Cost of research services	(1,202,476)	(1,488,363)	(2,973,715)	(5,302,796)
Revenues from government research grant services	122,398	47,345	475,474	208,032
Cost of government research grant services	(201,178)	(46,402)	(666,166)	(214,491)
Revenues from license agreements	1,443,543	104,174	1,556,827	5,113,516
Revenue from royalties and royalty rights	453,091	465,147	1,955,804	1,474,451

Research services and other gross margin	797,070	828,482	2,720,608	7,459,876

Total gross margin	4,200,243	568,318	13,568,156	7,199,712

OPERATING EXPENSES
Research and development	3,906,024	8,426,870	16,057,310	21,788,150
Selling, general and administrative	10,647,281	10,105,474	29,223,620	23,366,332

Loss from operations	$(10,353,062)	$(17,964,026)	$(31,712,774)	$(37,954,770)

OTHER INCOME (EXPENSES)
Interest expense	(415,861)	(191,302)	(1,334,399)	(236,143)
Interest income	88,916	551,948	425,254	1,444,536
Other	1,537,725	(15,029)	1,968,004	(10,009)

Loss before income taxes	$(9,142,282)	$(17,618,409)	$(30,653,915)	$(36,756,386)

Provision for income taxes	(8,097)	(809)	(21,501)	(3,230)

Net loss before cumulative effect of change in acctg principle	$(9,150,379)	$(17,619,218)	$(30,675,416)	$(36,759,616)

Cumulative effect of change in acctg principle	—	—	—	(3,616,058)

NET LOSS	$(9,150,379)	$(17,619,218)	$(30,675,416)	$(40,375,674)

BASIC AND DILUTED NET LOSS PER SHARE:	$(0.23)	$(0.56)	$(0.86)	$(1.33)

Weighted average shares outstanding	40,580,326	31,419,394	35,546,976	30,352,690

AVANIR PHARMACEUTICALS
SELECTED BALANCE SHEET DATA
June 30, 2007
(Unaudited)

	June 30,	September 30,
	2007	2006

Cash and cash equivalents	$7,538,570	$4,898,214
Investments and restricted cash	$3,385,604	$19,851,859
Receivables, net	$3,356,157	$3,042,468
Inventories	$2,561,555	$2,835,203

Accounts payable and other current liabilities	$14,208,490	$27,808,787
Deferred revenues	$18,078,292	$23,309,325
Total debt	$22,884,396	$25,788,310

Total shareholders equity	$(5,724,955)	$(5,674,535)
AVANIR PHARMACEUTICALS
SELECTED CASH FLOW DATA
June 30, 2007
(Unaudited)

Nine Months Ended
June 30, 2007

Net loss	$(30,675,416)
Depreciation and amortization	4,902,631
Share-based compensation expense (income)	(287,227)
Gain on disposal of assets	(229,829)
Net change in operating assets and liabilities	(11,904,847)

Net cash used for operating activities	(38,194,688)

Net cash provided by investing activities	16,875,256

Net cash provided by financing activities	23,959,788

Net increase in cash and cash equivalents	2,640,356

Cash and cash equivalents at beginning of period	4,898,214

Cash and cash equivalents at end of period	$7,538,570

Investments and restricted cash	3,385,604

Total cash and investments at end of period	$10,924,174

Lippert/Heilshorn & Associates, Inc.
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100